SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2018

DETERMINE, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)         On August 31, 2018, Determine, Inc. (the “Company”) received written notice (the “Notice”) from the NASDAQ Stock Market indicating that the Company is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Capital Market. NASDAQ Capital Market Listing Rule 5550(b)(1) (the “Listing Rule”) requires registrants to maintain a minimum of $2,500,000 in stockholders equity unless the registrant has met one of the alternative standards of market value of listed securities or net income from continuing operations. In the Company’s Form 10-Q for the period ended June 30, 2018, the Company reported stockholders’ equity of $1,018,000, and as of the date of the Notice, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations such that the Company is currently not in compliance with the Listing Rule. The Notice has no immediate effect on the listing of the Company’s common stock.

In the Notice, NASDAQ requested the Company to provide its plan to regain compliance with the continued listing requirements before October 15, 2018. If NASDAQ accepts the plan, it can grant the Company an additional 180 days from the date of the Notice for the Company to evidence compliance with the Listing Rule. If NASDAQ does not accept the plan, the Company will have the opportunity to appeal any delisting decision to a NASDAQ Listings Qualifications Panel. The Company is currently pursuing various alternative courses of action to regain compliance, and the Company intends to submit a plan with NASDAQ before October 15, 2018 to maintain its NASDAQ listing. The Company is working diligently to regain compliance with the Listing Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2018

DETERMINE, INC.

By:	/s/ John Nolan
Name:	John Nolan
Title:	Chief Financial Officer